Exhibit 16.1

Crowe Horwath LLP Independent Member Crowe Horwath International

August 1, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read University General Health System, Inc.’s (“the Company”) statements included under Item 4.01(a) of its Form 8-K/A dated August 1, 2013, and we agree with such statements about us, except that we disagree with the statements that the Company made regarding the date it terminated its relationship with us for the following reasons. The Company’s Chief Accounting Officer communicated to us on May 28, 2013 that the Company’s Board of Directors voted on May 23, 2013 to terminate the relationship between the Company and us. Subsequently, we received another communication from the Company’s General Counsel on May 31, 2013 notifying us the effective date of our dismissal was May 31, 2013.

Crowe Horwath LLP

Chicago, Illinois

cc:	Dr. Hassan Chahadeh

Chairman and Chief Executive Officer

University General Health System, Inc.

7501 Fannin Street

Houston, Texas 77054